NEWS RELEASE

PARK PLACE ENERGY CORP.

July 16, 2007	(OTCBB:PRPL)

Park Place Energy Corp. Announces Details of Proposed Private Placement

Calgary, Alberta, August 9, 2007 - Park Place Energy Corp.(OTCBB:PRPL) (“Park Place” or the “Corporation”) announces that it intends to effect a private placement so as to raise up to $5,000,000 from institutional and high net worthindividual investors. This placement is to be completed after the closing of the reorganization withthe proceeds to be used in connection with the oil and gas exploration activities of Park Place Energy Inc. Under the proposed terms of the private placement the Company would issue postsplit units at a price of $0.50 per unit with each unit comprised of one share and one share purchase warrant, exercisable at $0.50 year one, and $0.75 year two.

The Company also announces that it has fixed July 23, 2007 as the effective date for the previously announced 1.5 to 1 split of its common stock. Shares of the Company will trade on a post split basis as of July 24, 2007.

The securities proposed to be issued in connection with the private placement disclosed herein have not been and will not be registered under the Securities Act of 1933 as amended or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exception from the registration requirements of the Securities Act and applicable state securities laws.

ABOUT PARK PLACE ENERGY

Park Place Energy is first and foremost an energy corporation. Currently, its primary activity is in oil and gas exploration in the North Sea and development and production in British Columbia. Park Place utilizes its expertise in the oil and gas industry to create shareholder value and profitability by pursuing attractive opportunities in the global oil and gas industry. Using the appropriate financial resources and the latest technologies, Park Place Energy, alone or through creative joint ventures and innovative partnerships, has a strategic five year operating plan to optimize profitability and shareholder value.

FOR FURTHER INFORMATION CONTACT:

David Stadnyk, President and Chief Executive Officer
Park Place EnergyCorp.
403-260-5375

Investor Relations
Park Place EnergyCorp.
403-260-5375

6046850076
Email:  info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Certain information regarding the Company contained herein may constituteforward looking statements. These statements my include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place Energy believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Company is under no obligation to update or alter any forward looking statement. These risks include operational and geological risks, the ability of the Company to raise necessary funds for exploration and the fact that the Company does not operate all its properties. Park Place Energy’s forward looking statements are expressly qualified in their entirety by this cautionary statement.